Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121427) pertaining to the Primus Guaranty, Ltd. 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and Written Compensation Agreements with Certain Employees of Primus Guaranty, Ltd. of our report dated February 25, 2005, with respect to the consolidated financial statements of Primus Guaranty, Ltd. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young, LLP

New York, New York
March 21, 2005